As filed with the Securities and Exchange Commission on February 28, 2022
Registration No. 333- ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMERICAN WATER WORKS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	51-0063696 (I.R.S. Employer Identification No.)
1 Water Street
Camden, NJ 08102-1658
(856) 955-4001
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Susan Hardwick President, Chief Executive Officer and Chief Financial Officer American Water Works Company, Inc. 1 Water Street Camden, NJ 08102-1658 (856) 955-4001	Jeffrey M. Taylor, Esq. Vice President, Chief SEC Counsel and Secretary American Water Works Company, Inc. 1 Water Street Camden, NJ 08102-1658 (856) 955-4001
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Joanne R. Soslow, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

AMERICAN WATER STOCK DIRECT
4,266,065 Shares
A dividend reinvestment and direct stock purchase plan for American Water common stock
American Water Works Company, Inc. (“American Water”) is pleased to offer individuals the opportunity to participate in American Water Stock Direct, a dividend reinvestment and direct stock purchase plan.
American Water Stock Direct offers you the opportunity to:
•Buy shares of American Water common stock conveniently and economically, even if you are not currently an American Water shareholder.
•Reinvest your cash dividends in American Water common stock.
•Authorize automatic investments in American Water common stock from your checking or savings account.
See “How the Plan Works—What price will I pay for shares?” on page 5 of this prospectus for an explanation of how the price for shares purchased under American Water Stock Direct will be determined.
American Water’s common stock is listed on the New York Stock Exchange under the ticker symbol “AWK.” The mailing address of American Water’s principal executive offices is 1 Water Street, Camden, NJ 08102-1658, and the telephone number is (856) 955-4001.
Investing in American Water securities involves risk. See “Risk Factors” on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 28, 2022

You should rely only on the information contained in this prospectus or incorporated by reference with respect to the offering made by this prospectus. We have not authorized anyone else to provide you with different or additional information, and, if provided, any such information must not be relied upon as having been authorized by us. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PLAN SUMMARY
This prospectus (this “Prospectus”) describes the terms of American Water Stock Direct, which is referred to in this Prospectus as the “Plan.” Please read this Prospectus carefully before enrolling in the Plan. Unless the context otherwise indicates, references to “us,” “our” and “American Water” mean American Water Works Company, Inc., without its subsidiaries.
Enrollment. To enroll in the Plan, you must be a registered owner of American Water common stock, or you must become a registered owner by buying a minimum of $100.00 of American Water common stock through the Plan when you enroll.
Your Plan Account. When you enroll in the Plan, an account will be opened in your name. The shares of American Water common stock you enroll into the Plan through purchase or transfer will be registered in the name of American Stock Transfer and Trust Company, LLC, American Water’s transfer agent and the Plan administrator (“AST”), or its nominee, as custodian, and will be credited to your Plan account.
Dividend Reinvestment. You may choose to purchase shares by reinvesting all or a portion (at least 10 percent) of the dividends paid on shares held in your Plan account, or to receive all dividends in cash. Shares purchased through dividend reinvestment will be added to your Plan account. There is no transaction fee to Plan participants for dividend reinvestment.
Additional Purchases. You may make additional purchases of American Water common stock by mail through the Plan, as often as weekly. You also may make automatic monthly purchases of American Water common stock by means of electronic funds transfer from your bank checking or savings account. In addition, you may make optional cash purchases online as a one-time event or recurring event using electronic funds transfer from a bank account. Regardless of the method of purchase you use, each purchase you make must be for a minimum of $25.00, and all purchases may not exceed $200,000.00 in any calendar year. There is no transaction fee to Plan participants for additional purchases.
Selling Shares in Your Account. You may sell some or all of the shares held in your account. Sales may be executed as often as daily but will be executed at least weekly. A transaction fee of $15.00 plus $0.10 per share sold will be deducted from the sale proceeds, in addition to any applicable transfer taxes.
Contact Information. AST acts as agent for participants in the Plan and administers the Plan for us. You may contact AST in the following ways:

Telephone:	1-888-556-0423
Mail:	TRANSACTION PROCESSING
American Stock Transfer and Trust Company, LLC
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

CORRESPONDENCE
American Stock Transfer and Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Internet:	www.astfinancial.com
Forms. Your Plan statement will contain a form that may be used for future Plan transactions. Call AST if you require any additional forms.
Transaction Fees. You are responsible for the transaction fees described in this Prospectus. All fees are subject to change. Plan participants do not pay a fee for dividend reinvestment or additional purchases of American Water common stock. Fees that are payable by Plan participants are set forth below. Except as described in this Prospectus, American Water pays the costs of administering the Plan.

Transaction Fee Summary:
Dividend Reinvestment	No charge
Additional Purchases	No charge
Sale of Stock	$15.00 plus $0.10 per share
Withdrawal/Termination from Plan	$15.00
Returned Check/Insufficient Funds
$25.00 per check/electronic funds transfer rejection (If a check is returned for insufficient funds or if there are insufficient funds in your bank account for an electronic funds transfer, AST reserves the right to sell all or a portion of your Plan shares to cover the returned check/insufficient funds fee. See Question 5.)

Duplicate Statement	No fee for current year, $25.00 for previous years
Because this is a summary of the Plan, it may not contain all the information that may be important to you. You should read this entire Prospectus carefully.
RISK FACTORS
Investing in American Water common stock involves risk. You should carefully review the risk factors set forth in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference in this Prospectus, as well as in any subsequent filings with the Securities and Exchange Commission (“SEC”). Before making an investment decision, you should carefully consider these risks as well as other information American Water includes or incorporates by reference in this Prospectus, including filings made with the SEC after the date of this Prospectus. These risks could materially affect American Water’s business, results of operations or financial condition and could cause the value of American Water’s common stock to decline. You could lose all or part of your investment.
HOW THE PLAN WORKS
1.    Who is eligible to participate in the Plan?
All U.S. citizens are eligible to participate in the Plan, whether or not they are currently shareholders of American Water. If you are not a U.S. citizen, you may participate in the Plan, provided there are not any laws or government regulations that would prohibit you from participating or affect the terms of the Plan. American Water and AST reserve the right to deny or terminate participation of any person if American Water or AST deem it advisable under any laws or regulations.
2.    How do I enroll in the Plan?
To enroll in the Plan, you must be a registered owner of American Water common stock, or you may become a registered owner by buying a minimum of $100.00 in common stock through the Plan and enrolling that stock in the Plan at the same time. Both methods of enrollment are described below.
•If you are a registered owner (which means that you already own one or more shares of American Water common stock in your name), but do not currently participate in the Plan, you must complete an enrollment form. Mail the form to AST at the address designated for transaction processing provided in Question 3. You can request an enrollment form by telephoning AST at 1-888-556-0423. You also may enroll online at www.astfinancial.com. You will need to create and enter a unique user identification and password if you wish to view your account online. If you own American Water common stock through another name (for example, in a broker, bank, trust or other nominee name), you can arrange with the nominee to transfer some or all of your shares of American Water common stock into your name, and then enroll the shares using these instructions. If you do not wish to transfer shares held in nominee name, you can buy additional shares in your name through the Plan when you enroll, as described immediately below.

•You may become a registered owner by enrolling in and purchasing American Water common stock through the Plan. The minimum initial purchase is $100.00. Complete the enrollment form and mail the form to AST, together with a check payable to “American Stock Transfer and Trust Company, LLC” at the address designated for transaction processing provided in Question 3. You can request an enrollment form by telephoning AST at 1-888-556-0423. All payments must be in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, neither American Water nor AST are able to accept checks clearing through non-U.S. banks. Please do not send cash.
3.    Who is the Plan Administrator?
AST, American Water’s transfer agent, is the administrator for the Plan (the “Plan Administrator”). AST keeps records, sends quarterly statements of account and transaction statements to you and performs other administrative duties relating to the Plan. Shares of American Water common stock that you purchase under the Plan or transfer into the Plan will be registered in the name of AST or its nominee, as custodian, and will be credited to your AST account.
You may contact AST by:

Telephone:	1-888-556-0423
Mail:	TRANSACTION PROCESSING
American Stock Transfer and Trust Company, LLC
P.O. Box 922
Wall Street Station
New York, NY 10269-0560
CORRESPONDENCE
American Stock Transfer and Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Internet:	www.astfinancial.com
Customer service representatives are available between the hours of 8:00 a.m. and 8:00 p.m., Eastern Time, Monday through Friday.
4.        What are my dividend reinvestment options?
When you enroll, you will indicate on the enrollment form whether you want the dividends on your shares reinvested. If you choose to reinvest the dividends on our shares, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares in your account. If you do not indicate a preference, 100% of all dividends on all shares held in your account on the dividend record date will be reinvested in additional shares of American Water common stock on the dividend payment date.
If you receive cash dividends on any shares in your account, you will receive payment by check unless you elect to have cash dividends deposited directly into your bank account. To authorize direct deposit, complete the appropriate sections of the Dividend Direct Deposit authorization form, which can be obtained from AST. American Water encourages you to choose the direct deposit method of payment if you choose to receive cash dividends. The advantages of direct deposit over payment by check include more timely receipt of dividend proceeds and a reduced environmental impact due to avoidance of printed materials and transportation-related environmental impacts during delivery. The direct deposit method is also more cost efficient for American Water and aligns with our goals around improving our operating cost efficiency.
You may change your dividend reinvestment election at any time by completing a new enrollment form and delivering the form to AST. Requests for changes must be received at least three business days prior to the next dividend record date to be effective for that dividend.
You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. AST will mail to you a Form 1099-DIV reporting your dividends (including reinvested dividends) shortly after the close of each calendar year and also will report that information to the Internal Revenue Service (the “IRS”).

5.        How do I make an additional purchase?
After you have opened your Plan account, you may buy additional shares (including fractional shares) by check as often as weekly. Use the form attached to your Plan statement or transaction confirmation, or call AST for additional forms. You also may arrange for automatic monthly purchases, or one-time purchases, using electronic funds transfer from your bank checking or savings account. Each method is described below. Regardless of the method used, each purchase you make must be for a minimum of $25.00, and all purchases may not exceed $200,000.00 in any calendar year. If you send a check or have authorized an electronic funds transfer in an amount that would cause you to exceed the $200,000.00 calendar year limit, your funds will be returned and no investment will be made.
•If you buy additional shares by mail, you may pay by check payable to “American Stock Transfer and Trust Company, LLC” in U.S. dollars, drawn on a U.S. bank. No interest will be earned on funds held by AST prior to their investment. Do not send cash. Money orders, third-party checks and foreign checks will not be accepted and will be returned to the sender. Send the completed form and payment to AST at the address designated for transaction processing on page 3. The check must be received no later than 12:00 noon, Eastern Time, one business day before the investment date. Checks received after this date will be used to purchase shares on the succeeding investment date. See Question 7 for information about the investment date.
•Alternatively, you may elect to have funds automatically withdrawn every month by electronic funds transfer from your checking or savings account at a qualified financial institution. Automatic electronic funds transfer enrollment forms are available by calling AST at 1-888-556-0423. You also may make optional cash payments online at www.astfinancial.com as a one-time event using electronic funds transfer from a bank account. If you authorize automatic withdrawals, funds will be withdrawn from your bank account on or about the 20th of each month (or the next business day if the 20th is not a business day), and will be invested in American Water common stock on the next available investment date. You may terminate the automatic monthly electronic funds transfer by providing written instructions to AST. You may change the amount of money to be withdrawn by submitting a new automatic electronic funds transfer enrollment form to AST.
Once funds have been deposited with AST, you may not request a cash refund or otherwise change your order.
In the event that any check or other deposit is returned unpaid for any reason or your designated bank fails to make an electronic funds transfer because your account does not have sufficient funds, AST will consider the request for the applicable purchase null and void, will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell those shares. You also will be charged a $25.00 administrative fee for any check or other deposit that is returned unpaid by your bank or for any electronic funds transfer that is rejected by your bank. If the net proceeds from the sale of the shares removed from your account are insufficient to satisfy the balance of the uncollected amounts, including the administrative fee, AST may sell additional shares from your account as necessary to satisfy the uncollected balance. This fee will be collected by AST from proceeds of the sale of the number of shares in your account necessary to satisfy the fee.
6.        How are shares purchased for my account?
AST, as agent for Plan participants, will buy the shares for your Plan account. Shares of American Water common stock purchased under the Plan will be either newly issued shares or treasury shares held by American Water or, at our option, shares that the independent broker-dealer selected by AST purchases in the open market or in privately negotiated transactions. American Water will not change its determination regarding the shares (that is, from issuing new shares or using treasury shares to purchasing shares in the open market) more than once in any calendar quarter. American Water will not exercise its right to change the source of purchases of shares without a determination by our Board of Directors that there is a valid reason for the change.
Purchases generally will be made for the Plan and credited to Plan accounts once each week. If demand requires, purchases may be made over several days for the weekly crediting to Plan accounts. AST may use a broker affiliated with AST to execute purchases and sales for Plan participants. See Question 10 for information about selling shares held directly through the Plan.
7.    When will shares be purchased?
The Plan’s investment date typically will be once each week on Fridays. However, during the week in which a dividend is paid, the investment date will be the date on which the dividend is paid or the next business day if the payable date is not a business day. If purchases are to be made in the open market, AST may effect purchases as frequently as daily, depending on purchase volumes.
Funds for automatic monthly investments will be withdrawn from your bank account on or about the 20th day of every month, and will be invested in American Water common stock on the next investment date. To the extent you authorize dividend reinvestment, your dividends will be reinvested on the next investment date, which is the dividend payment date or, if the dividend payment date is not a business day, on the first business day following the dividend payment date.
No interest will be paid on any funds held by AST between investment dates. Once funds have been deposited with AST, you may not request a cash refund or otherwise change your order.
8.    What price will I pay for shares?
If AST buys your shares from American Water, the share price will be equal to the average of the high and low prices per share of American Water common stock, as reported on the New York Stock Exchange Consolidated Tape on the date of purchase.
If AST buys your shares in the public markets or in privately negotiated transactions, the share price will be the average price of all shares purchased for the weekly crediting to Plan accounts.
These share prices apply whether AST is purchasing shares for your initial enrollment, purchasing additional shares for your account, or reinvesting dividends.
When you send in a payment by check or electronic funds transfer to buy American Water common stock, AST will use your funds to buy the number of shares (including fractional shares to three decimal places) that can be purchased with your funds at the price described above. You will not be charged any transaction fees for the purchase.
9.    How do I transfer shares that I hold to someone else?
To transfer ownership of some or all of your shares held through the Plan you must send to AST written transfer instructions and your signature must be “Medallion Guaranteed” by a qualified financial institution. Most banks and brokers participate in a Medallion Guarantee program. The Medallion Guarantee program is intended to ensure that the individual signing is in fact the owner of the participant’s account. A notary is not sufficient. For information regarding the transfer process, call AST at 1-888-556-0423. However, your ability to transfer shares in this manner may be restricted or limited pursuant to the terms of American Water’s Insider Trading and Prohibited Transactions Policy and the Personal Securities Trading and Preclearance Practice, each as summarized below.
10.    May I sell shares I hold through the Plan?
Yes. Subject to compliance with applicable securities laws and the American Water Insider Trading and Prohibited Transactions Policy and the Personal Securities Trading and Preclearance Practice, you may authorize the sale of shares held in your Plan account by completing and submitting the form attached to your Plan statement or transaction confirmation. AST will cause your shares to be sold as often as daily but at least once each week. Your shares may be aggregated with those of other Plan participants who have requested sales of shares in their Plan accounts. In that case, you will receive proceeds based on the average price of all shares sold. AST will send you a check for the proceeds of the sale of your shares, less a transaction fee of $15.00 plus $0.10 per share sold and any applicable transfer taxes. You will not receive interest on sales proceeds held pending disbursement. Checks are usually mailed two business days after the sale. Instructions to AST to sell shares are binding and may not be rescinded.
AST will mail to you a check for the net proceeds of the sale, usually on the third business day following the date your shares are sold. Sale information also will be reported to the IRS. A Form 1099-B reporting the sale of shares for income tax purposes will be provided to you after year-end.
You may sell your shares through a broker of your choice, or privately. In either case, you would need to request conversion of your full Plan shares into direct registration. If you wish to have your shares registered in the name of a nominee, follow the procedures described in Question 9. Upon receipt of the direct registration confirmation, proceed as you would to sell any other stock that is registered in your name or the name of your nominee.

Please note that if your Plan account holds less than one full share, American Water may direct AST to close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account, less the $15.00 withdrawal fee.
Persons who are executive officers or directors of American Water may sell or direct the sale of shares only in compliance with all applicable federal and state securities law requirements, including, without limitation, Section 5 of the Securities Act of 1933, as amended, and Section 16 of the Securities Exchange Act of 1934, as amended. Also, any sales made or directed by any current employee, officer or director of American Water or any of its subsidiaries must be made or directed in compliance with the American Water Insider Trading and Prohibited Transactions Policy and the Personal Securities Trading and Preclearance Practice, each as may be amended, restated or supplemented from time to time, and any successor or supplemental policy or practice thereto. American Water reserves the right, in its sole discretion and in accordance with the terms of any such policy or practice, to restrict, limit or prohibit the purchase or sale of securities through any Plan account by or for the account of any current employee, officer or director of American Water or any subsidiary.
11.    How may I close my Plan account?
You may close your account at any time by checking the appropriate box on the tear off form attached to a Plan statement and mailing it to AST at the address designated for transaction processing set forth in Question 3. Your account will be closed within five business days after AST receives your instructions. If your request is received less than three days prior to a dividend payment date, the dividend will be reinvested to the extent previously authorized, and the reinvested shares will be added to the shares to be withdrawn from your Plan account. There is a $15.00 administrative fee for closing a Plan account.
When your account is closed, AST will convert all of the full shares in your Plan account to direct registration in the exact name(s) shown on the account. (If you wish a different name to be registered, please follow the procedures described in Question 9.) AST will liquidate any fractional share in your account and send you a check for the proceeds, less applicable fees. After your account is closed, dividends on any shares of American Water common stock, other than dividends payable in stock or other non-cash assets, will be paid in cash and sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions.
Alternatively, you may direct AST to sell any or all of the shares in your account. If AST sells your shares, a liquidation fee of $15.00 plus $0.10 per share, together with any applicable transfer tax, will be deducted from the proceeds, and AST will mail you a check for the net proceeds. Sale information also will be reported to the IRS. A Form 1099-B reporting the sale of shares for income tax purposes will be provided after year-end. You will not receive interest on sales proceeds held pending disbursement.
12.    How may I keep track of my account’s activity?
AST will send to you statements of your year-to-date account activity, dividend reinvestment, additional investment or sale of shares. The statements will show, to the extent applicable, the amount invested, the purchase or sale price of shares subject to Plan transactions, the number of shares purchased or sold and Plan fees, if any, as well as any activity associated with share deposits or withdrawals. Please notify AST promptly in writing if your address changes.
Please retain all statements for your records. The statements contain important tax and other information. You will be charged a fee of $25.00 if you require a duplicate statement for a prior year. There are no fees for the current year’s statement.
13.    What happens if American Water issues a stock dividend, declares a stock split or conducts a rights offering?
Your Plan account will be adjusted to reflect any additional shares of American Water common stock distributed as a stock dividend, stock split or other distribution, based on shares of American Water held in your account. In the event of a stock subscription or other rights offering, you will be entitled to receive rights based on the total number of whole shares credited to your account. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.
14.    May I vote my Plan shares at shareholders’ meetings?
Yes. You will receive proxy materials, reports to shareholders, and any other materials sent to American Water shareholders. The proxy card you receive will represent both the full and fractional shares in your Plan account. American

Water may choose to send to you a Notice of Internet Availability of Proxy Materials instead of a proxy card, proxy statement and annual report. If used, this notice will provide instructions for viewing the annual report and proxy materials online, and for voting your shares. Even if American Water sends you a Notice of Internet Availability of Proxy Materials, you will be provided an opportunity to request printed or e-mail copies of the annual report and proxy materials, which will be provided (without exhibits) without charge.
15.    May the Plan be amended or terminated?
Yes. American Water and AST may suspend, modify or terminate the Plan at any time. Neither American Water nor AST will be liable for any such action. All Plan participants will receive notice of any suspension, modification or termination. If the Plan is terminated, whole shares held in your account will be converted into direct registration and a cash payment will be made for any fractional share. American Water and AST each reserve the right, in its sole discretion, to deny, suspend or terminate participation by a Plan participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan.
16.    What are the responsibilities of American Water and AST under the Plan?
Neither American Water nor AST will be liable for any act that was taken in good faith, or for actions required by law, or for good faith omissions to act. This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or changes in the market value of American Water common stock.
You should recognize that neither American Water nor AST can assure you of a profit or protect you against a loss on shares purchased through the Plan. Moreover, the Board of Directors of American Water determines dividend record and payment dates, and dividend amounts. The Board of Directors may increase or decrease dividends, or may not declare a dividend.
17.    What are the tax consequences of participating in the Plan?
The discussion below is only a summary of some of the important U.S. federal income tax consequences of participation in the Plan for U.S. Participants (as defined below). This summary is not a complete description of all of the tax consequences of your participation in the Plan and is subject to change based on changes in tax laws and regulations. Participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences of participation in the Plan (including the effect of federal, state, local and foreign tax laws and U.S. tax withholding laws).
For U.S. federal income tax purposes, a “U.S. Participant” is (1) an individual who is a citizen or resident of the U.S.; (2) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia); (3) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (4) any trust if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.
The U.S. federal income tax consequences of participating in the Plan are as follows:
•Cash dividends reinvested under the Plan are taxable to a U.S. Participant as if they had been paid to a U.S. Participant in cash on the applicable dividend payment date and may be eligible for reduced rates of income tax as qualified dividend income if specified conditions are satisfied. Such dividends will be taxable for U.S. federal income tax purposes as dividend income to the extent of American Water’s current or accumulated earnings and profits, with any excess over our earnings and profits being treated first as a tax-free return of capital to the extent of the tax basis of the U.S. Participant’s shares of American Water common stock, and then as capital gain from the sale or exchange of American Water common stock. The tax basis of shares purchased with reinvested dividends or additional cash purchases generally is the amount a U.S. Participant paid to acquire the shares. In addition, the IRS may require that fees incurred in the purchase of shares and paid by us on a U.S. Participant’s behalf be treated as income to a U.S. Participant, in which case such amounts also can be included in the tax basis of the purchased shares.
•A U.S. Participant does not realize taxable income from the transfer of shares to its Plan account or from the withdrawal of whole shares from its Plan account. A U.S. Participant will, however, generally realize gain or loss from the receipt of cash instead of any fractional share. A U.S. Participant also will realize gain or loss when its

Plan shares are sold. The amount of the gain or loss generally will be the difference between the amount received for the shares and the tax basis of the shares. Any gain or loss so recognized by an individual shareholder who is not a dealer in securities will generally be treated as a long-term capital gain or loss if the shares have been held for more than 12 months and otherwise will be treated as a short-term capital gain or loss.
•The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator reports the gross proceeds from the sale of Plan shares and tax basis information to the selling U.S. Participants and the IRS on Form 1099-B. The type of tax information that you will receive and that will be sent to the IRS on Form 1099-B will depend on whether the shares sold were acquired after December 31, 2011 (“Post-2011 shares”) or before January 1, 2012 (“Pre-2012 shares”). When Post-2011 shares are sold, your cost or other basis in such shares and whether the gain or loss with respect to such sale is long-term or short-term will be reported to you and the IRS. The Plan assumes that each U.S. Participant will use the first-in, first-out (FIFO) method when determining the tax basis of shares of any shares sold. U.S. Participants may designate their preference for a different method of determining the tax basis of shares at any time by identifying this preference in writing to AST. U.S. Participants may designate in writing their preference for a “specific identification” cost basis or for the “average basis method.”
•A U.S. Participant’s dividends and sale proceeds are subject to federal backup withholding if (i) the U.S. Participant fails to provide a taxpayer identification number to the Plan Administrator, (ii) the IRS notifies us that the U.S. Participant is subject to tax withholding, or (iii) the U.S. Participant fails to certify, under penalties of perjury, that it is not subject to backup withholding if such certification is required. Dividends and sale proceeds payable to Plan participants residing in certain foreign countries also may be subject to federal withholding. In any case in which federal income taxes are required to be withheld, the Plan Administrator reinvests or pays to you, as the case may be, an amount equal to the dividends or sale proceeds less the amount of tax withheld. For IRS reporting purposes, the amount of any dividend withheld is included in the dividend income.
•Certain U.S. Participants that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to American Water common stock. U.S. Participants are urged to consult their own tax advisors regarding the implications of this additional Medicare tax to their particular circumstances.
•Any non-U.S. Participants may be subject to U.S. withholding and estate tax and are encouraged to consult their tax advisors. Additionally, since 2014, dividends and sales proceeds payable to foreign shareholders have been subject to special reporting rules referred to as “FATCA.” If certain disclosure and reporting requirements are not complied with, such dividends and sales proceeds are subject to a withholding tax rate of 30%, notwithstanding any treaty that may provide for a lower rate.
PLAN OF DISTRIBUTION
American Water is offering up to 4,266,065 shares of American Water common stock pursuant to the Plan with this Prospectus and may issue up to 5,000,000 shares of common stock in the aggregate under the Plan.
The terms of the Plan provide for the purchase of newly issued shares or treasury shares, directly from American Water, or, at its option, by an independent broker-dealer on the open market or in privately negotiated transactions. As of the date of this Prospectus, American Water plans to use newly issued or treasury shares for purchase under the Plan. American Water may not change this determination regarding the source of purchases of shares under the Plan more than once in any calendar quarter.
There will be no brokerage commissions or related service charges for newly issued or treasury shares of American Water common stock purchased directly from American Water. Participants will be responsible for service charges and brokerage commissions if American Water elects in the future to use an independent broker-dealer to purchase shares on the open market. Participants will bear the cost of brokerage commissions, related service charges, and any applicable taxes incurred on all sales of shares of American Water common stock made in the open market. These costs will be included as adjustments to sales and purchase prices.

IMPORTANT CONSIDERATIONS
American Water is not recommending that you buy or sell American Water common stock, and American Water is not providing any other investment advice to you. You should participate in the Plan only after you have independently researched your investment decision. The value of American Water common stock purchased pursuant to the Plan may go up or down from time to time. No government agency, nor anyone else, insures Plan accounts or the value thereof.
American Water’s Board of Directors authorizes the payment of dividends. Our ability to pay dividends on American Water common stock is subject to having access to sufficient sources of liquidity, net income and cash flows of American Water’s subsidiaries, the receipt of dividends and direct and indirect distributions from, and repayments of indebtedness of, American Water’s subsidiaries, compliance with Delaware corporate and other laws, compliance with the contractual provisions of debt and other agreements and other factors.
The dividend rate on American Water’s common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect American Water’s income and cash flows. When dividends on American Water common stock are declared, they are typically paid in March, June, September and December, although there is no guarantee this will continue to be the case. Historically, dividends have been paid quarterly to holders of record less than 30 days prior to the distribution date. Since the dividends on American Water’s common stock are not cumulative, only declared dividends are paid.
The Plan does not have any effect on American Water’s dividend policy. American Water makes no representation as to the declaration of future dividends or the rate at which dividends may be paid, since they necessarily depend upon our future earnings, financial requirements and other factors. American Water, on a stand-alone basis, generates no operating income of its own. Accordingly, our ability to pay dividends to our shareholders depends on dividends received from our subsidiaries and other factors. Under applicable law, American Water’s subsidiaries may pay dividends on their capital stock or other equity only from retained, undistributed or current earnings. A significant loss recorded at a subsidiary may limit the amount of the dividend that the subsidiary can pay. The ability of American Water’s subsidiaries to pay upstream dividends, make other upstream distributions or repay indebtedness to American Water is subject to compliance with applicable corporate, tax and other laws, regulatory restrictions and financial and other contractual obligations, including, for example, (i) regulatory capital, surplus or net worth requirements, (ii) outstanding debt service obligations, (iii) requirements to make preferred and preference stock dividend payments, and (iv) other contractual agreements, covenants or obligations made or entered into by American Water and its subsidiaries.
USE OF PROCEEDS
American Water will use proceeds from its sale of American Water common stock through the Plan for general corporate purposes. American Water will not receive any proceeds from the purchase of shares under the Plan in the public markets or in privately negotiated transactions.
INFORMATION ABOUT AMERICAN WATER
With a history dating back to 1886, American Water is the largest and most geographically diverse, publicly-traded water and wastewater utility company in the United States, as measured by both operating revenues and population served. A holding company originally incorporated in Delaware in 1936, the Company employs approximately 6,400 professionals who provide drinking water, wastewater and other related services to over 14 million people in 24 states.
American Water’s principal place of business is 1 Water Street, Camden, NJ 08102-1658.
American Water files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public at the SEC’s website at www.sec.gov and at American Water’s Investor Relations website at https://ir.amwater.com.
The SEC allows American Water to “incorporate by reference” into this Prospectus the information it files with the SEC. This enables American Water to disclose important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this Prospectus, and the information American Water files with the SEC after the date of this Prospectus will automatically update, modify and, where applicable, supersede any information included in this Prospectus or incorporated by reference in this Prospectus. American Water incorporates by reference into this Prospectus the following documents filed with the SEC and any future filings that it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):
•American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 16, 2022 (File No. 001-34028);
•American Water’s Current Reports on Form 8-K, filed with the SEC on January 3, 2022, January 21, 2022, January 27, 2022, February 2, 2022, February 15, 2022 and February 25, 2022 (File No. 001-34028); and
•The description of American Water’s common stock set forth in Amendment No. 1 to American Water’s Registration Statement on Form 8-A/A, filed with the SEC on May 1, 2018 (File No. 001-34028).
You may request a copy of these documents at no cost to you by writing to American Water at the following address or by calling the number set forth below:
American Water Works Company, Inc.
1 Water Street
Camden, NJ 08102-1658
Attention: Secretary
contacttheboard@amwater.com
Phone: (856) 955-4001
If you request, orally or in writing, copies of any of the documents incorporated by reference, American Water will send you the copies you requested at no charge. However, American Water will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents.
Any statement contained herein or in a document which is or is deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
LEGAL MATTERS
Jeffrey M. Taylor, American Water’s Vice President, Chief SEC Counsel and Secretary, has provided an opinion regarding the validity of the American Water common stock offered by this Prospectus. As of February 25, 2022, Mr. Taylor owned 1,883 shares of American Water’s common stock, 1,622 unearned performance stock units (at target), 490 unvested restricted stock units, and options to purchase 729 shares of American Water common stock, all of which are vested.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

American Water Stock Direct

A dividend reinvestment
and direct stock purchase
plan for American Water
common stock

PROSPECTUS

4,266,065 shares

February 28, 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution.
The following table lists the estimated expenses to be incurred by the registrant in connection with the offer and sale of securities registered under this registration statement.

Expense:
SEC registration fee	$—
Legal fees and expenses	25,000	*
Accounting fees and expenses	10,000	*
Printing fees	5,000	*
Miscellaneous	15,000	*
Total	$55,000	*
*    Estimated
Item 15.     Indemnification of Directors and Officers.
Below is a description of the general effect of arrangements under which any director or officer of American Water is insured or indemnified in any manner against liability which he or she may incur in his or her capacity as such. American Water has obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of American Water and its subsidiaries may, in such capacities, incur.
Pursuant to the authority conferred by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), Article VIII of American Water’s Restated Certificate of Incorporation (the “Restated Certificate”) provides that no director shall be personally liable to American Water or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to American Water or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of the Restated Certificate further provides that any repeal or modification of Article VIII by the shareholders of American Water shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of American Water existing at the time of such repeal or modification.
Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Article IX of the Restated Certificate provides that each person who is or was or had agreed to become a director or officer of American Water, and each such person who is or was serving or who had agreed to serve at the request of American Water as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by American Water to the fullest extent permitted from time to time by applicable law.
Article X of American Water’s Amended and Restated Bylaws (the “American Water Bylaws”) generally provides that American Water will indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists now or as it may be hereinafter amended, but, in the case of any such amendment, only to the extent that such amendment permits American Water to provide broader indemnification rights than the DGCL permitted American Water to provide prior to such amendment), any director or officer of American Water (and certain other persons), and the heirs, executors, administrators or estate of such persons (collectively, “Covered Persons”), who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, investigative, legislative or otherwise and whether formal or informal (other than an action by or in the right of American Water), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a covered proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of American Water, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
In the case of any action, suit or proceeding by or in the right of American Water in which such person shall have been adjudged to be liable to American Water, American Water shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any Covered Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any covered proceeding by or in the right of American Water against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of American Water; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to American Water unless and only to the extent that Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Article X of the American Water Bylaws also provides that expenses (including attorneys’ fees) incurred by any Covered Person in defending any covered proceeding shall be paid by American Water in advance of the final disposition of such proceeding within 10 calendar days after the receipt by American Water of a statement or statements from the claimant requesting such advance or advances from time to time; provided, that the payment of such expenses incurred by a Covered Person in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking in writing by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Covered Person is not entitled to be indemnified for such expenses.
Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Item 16.     Exhibits.

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of American Water Works Company, Inc. Incorporated herein by reference to Exhibit 3.1 to American Water Works Company, Inc.’s Quarterly Report on Form 10-Q, filed on November 6, 2008 (File No. 0011-34028).

4.2
Amended and Restated Bylaws of American Water Works Company, Inc. Incorporated herein by reference to Exhibit 3.1 to American Water Works Company, Inc.’s Current Report on Form 8-K, filed on December 10, 2020 (File No. 0011-34028).

5.1	Opinion of Jeffrey M. Taylor, Esq.
22.1	Guaranteed Securities.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Jeffrey M. Taylor, Esq. (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney (included on the signature page hereof).
107.1	Filing Fee Table
Item 17.     Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of New Jersey, on February 28, 2022.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ M. SUSAN HARDWICK
M. Susan Hardwick
President, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Each person in so signing also makes, constitutes and appoints M. Susan Hardwick, Cheryl Norton and Jeffrey M. Taylor, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to do any and all acts and things in his or her name and on his or her behalf in his or her capacity as a director and/or officer and to execute any and all documents for him or her in such capacity, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including, without limitation, the execution and filing with the Securities and Exchange Commission of any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ M. SUSAN HARDWICK	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)	February 28, 2022
M. Susan Hardwick
/s/ MELISSA K. WIKLE	Chief Accounting Officer (Principal Accounting Officer)	February 28, 2022
Melissa K. Wikle
/s/ JEFFREY N. EDWARDS	Director	February 28, 2022
Jeffrey N. Edwards
/s/ MARTHA CLARK GOSS	Director	February 28, 2022
Martha Clark Goss
/s/ VERONICA M. HAGEN	Director	February 28, 2022
Veronica M. Hagen
/s/ KIMBERLY J. HARRIS	Director	February 28, 2022
Kimberly J. Harris
/s/ JULIA L. JOHNSON	Director	February 28, 2022
Julia L. Johnson
/s/ PATRICIA L. KAMPLING	Director	February 28, 2022
Patricia L. Kampling
/s/ KARL F. KURZ	Chairman of the Board (Director)	February 28, 2022
Karl F. Kurz
/s/ GEORGE MacKENZIE	Director	February 28, 2022
George MacKenzie
/s/ JAMES G. STAVRIDIS	Director	February 28, 2022
James G. Stavridis